Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of January 1, 2011, (the “Effective Date”) between Golden Growers Cooperative, a North Dakota Cooperative (“GGC”) and Mark Dillon (“Executive”).

WHEREAS, Executive has been employed as Executive Vice President of GGC since June 16, 1996, and both GGC and Executive wish to extend said employment.

WHEREAS, it is GGC’s high priority to arrive at an agreement with Executive as to the terms and conditions of Executive’s employment and to protect valuable confidential information and member and employee relationships of GGC and ProGold Limited Liability Company (“ProGold”), an entity in which GGC has a forty-nine percent (49%) ownership interest; and

WHEREAS, Executive agrees, in consideration of his employment with GGC and GGC’s obligations to him hereunder, to recognize and honor his obligations to GGC with regard to his employment and such confidential information and valuable relationships;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein described, the parties agree as follows:

1.                                       Term.  Subject to earlier termination as provided in paragraph 6 herein, the term of such employment shall commence on the Effective Date and shall end on December 31, 2011.  Executive’s employment will be automatically renewed for a one (1) year term on each January 1 thereafter, on the terms and conditions herein contained or any additional or modified terms mutually agreed upon in writing by the parties, unless either party does not desire such renewal and communicates written notice of nonrenewal to the other party at least 30 days prior to the renewal date.  All references to “year” in this Agreement refer to the year beginning January 1 and ending December 31.

2.                                       Duties.  In his position as Executive Vice President, Executive will faithfully and diligently perform his job as Executive Vice President, will perform such duties as set forth on Exhibit A hereto and such other duties as may be reasonably assigned to him from time to time by the Board of Directors of GGC (the “Board”), excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, and will devote reasonable attention and time to the business and affairs of GGC and use Executive’s reasonable best efforts to execute fully his duties hereunder; and promote GGC’s best interests.  Executive represents that he will not take any action at any time while he is employed by GGC which would in any way be reasonably anticipated to conflict with GGC’s interests or objectives.  The principal place of employment and the location of Executive’s principal office and normal place of works hall be in the Fargo, North Dakota area.

3.                                       Compensation.  For all services rendered by Executive, GGC shall pay Executive a guaranteed partner payment of $186,051.00.  This guaranteed payment may be adjusted from time to time, at the sole discretion of the Board, based on an appraisal of Executive’s performance, changes in the Consumer Price Index as reported by the United States Government, or any other factors the Board deems relevant.

4.                                       General Benefits.  Executive shall be entitled to receive benefits including:

•                  Medical and dental insurance with a maximum of $2,000 per-year deductible;

•                  Term life insurance up to two and one-half times his annual salary;

•                  Accidental death and disability insurance;

•                  A defined benefit pension plan equivalent to such plan as currently in place for Executive;

•                  Contributions by GGC to Executive’s 401(k) plan at the rate of four percent (4%) of Executive’s annual salary;

•                  Education assistance in the form of tuition and books for courses appropriate to performance of Executive’s responsibilities;

•                  Tax preparation service;

•                  An annual vehicle allowance of ten thousand, seven hundred ninety seven dollars ($10,797.00) to be adjusted annually beginning January 1, 2012, at the rate of increase in the Consumer Price Index as reported by the United States Government;

•                  A payment for business use of Executive’s personal vehicle at fifty-percent (50% of the business deductible rate established from time to time by the Internal Revenue Service;

•                  Reimbursement of reasonable and necessary expenses incurred in connection with performance of his duties hereunder, including meals, travel, lodging, meeting and conference registrations, and entertaining expenses incurred when entertaining GGC’s clients, affiliates, employees, directors, business associates, and others in accordance with GGC’s policies.

5.                                       Vacation, Sick Leave and Time Off.  Executive shall be entitled to combined vacation and sick leave of twenty-five (25) business days with pay annually while employed by GGC through December 31, 2011.  If Executive’s employment is extended beyond December 31, 2011, Executive shall be entitled to combined vacation and sick leave of thirty (30) business days with pay annually while employed by GGC thereafter.  Unused paid time off may be carried over from one year to the next at the rate of 50% of the unused days, provided, however, that Executive shall not be permitted to carry forward more than 15 days off and so may not have more than a total of 45 days off as of the beginning of any calendar year.  Executive shall also be entitled to bereavement leave up to five (5) days per occurrence for the death of a parent, spouse or child.  Any additional days absent per year from a five (5)-day work week, other than allowed in this paragraph, shall be without compensation.  Time away for attendance at conferences, seminars, meetings, workshops or training shall not be considered absences for the purpose of the Agreement.

6.                                       Termination.  Either Executive or GGC may terminate the employment relationship upon thirty (30) days advance written notice to the other party for any reason, except as otherwise provided in the last sentence of this paragraph.  If Executive terminates this Agreement by resigning his employment, GGC may terminate his employment at any time during the thirty (30)-day notice period, provided, however, that GGC will continue to pay Executive’s salary and fund Executive’s benefits for the duration of the thirty (30)-day notice period.  If GGC terminates Executive’s employment without Cause, GGC will pay Executive an amount equal to 115% of one (1) year of his then-current annual guaranteed partner payment as full and final payment to Executive following his execution of the release agreement described in paragraph 9 of this Agreement.

If GGC terminates Executive’s employment for Cause, said termination shall be effective immediately upon written notice to Executive and GGC will pay Executive one-twelfth (1/12) of his then annual salary following his termination.

Cause exists if Executive has (1) engaged in dishonesty, illegal or other wrongful conduct substantially detrimental to the business or reputation of GGC or ProGold; (b) violated any material provision in this Agreement or any material existing or future GGC policies; (c) willfully and continuously failed or refused to perform his duties with GGC, provided, Executive does not remedy such violation within thirty (30) days after written notice thereof is given Executive; or (d) is convicted of a felony involving any fraud, embezzlement, theft or dishonesty, or is convicted of any criminal conduct affecting GGC.

As a condition of receiving the payment described herein, Executive will also be required to sign a release identical to the release contained in paragraph 8 hereof and including any further legal requirements to assure its enforceability which may be effective at the time of his termination, along with his agreement to keep confidential and not disclose the circumstances of his termination or derogatory comments regarding GGC or ProGold or its owners or employees, If Executive elects not to execute this release, he will nonetheless receive an amount equal to one-twelfth of his then annual salary following his termination for any reason.

7.                                       Confidential Information.  Executive acknowledges that in the course of his employment by GGC, he will have access to GGC’s and ProGold’s confidential information consisting of member stock subscriptions and stock transactions, correspondence, communications and other information; procedures, methods, records and standards relating to the terms of any contracts entered into by GGC and ProGold; any information on any computer database; fiduciary information; records, data, formulae, specifications, trade secrets, developments, research activity, processes, designs, sketches and drawings; short term and long range plans; financial status, statements and information; and personal data including specifically all compensation and other personal information relating to any GGC employee.  Confidential information also includes any confidential information relating to any business of any company affiliated with GGC, which is disclosed to Executive either purposely or inadvertently in the course of his employment with GGC.  Executive agrees that such information shall be considered secret and disclosed to him in confidence.  Executive recognizes that such information is the sole property of GGC, and where appropriate, ProGold, and shall be used for the exclusive benefit of GGC or ProGold.

During his employment by GGC and thereafter, Executive will not directly or indirectly disclose or use any such confidential information except as required in the conduct of GGC’s business.

Confidential information may be written, stored in a computer, merged with other information, or simply memorized.  Just because it is memorized, however, this does not in any way reduce its confidentiality or its proprietary nature.  While some of this confidential information may be generally public knowledge, its compilation in a form useful to GGC and ProGold and their competitors makes it unique and valuable.

Executive agrees that all records, files, documents, equipment, computer discs, video tapes and the like relating to GGC’s or ProGold’s business which he may prepare, use or obtain shall be and remain the sole property of GGC or ProGold and shall not be removed from GGC’s or ProGold’s premises or control without written authorization from the Board.  Executive further agrees that prior to his separation from the employ of GGC for any reason he will meet with such person as GGC may designate for a separation interview and he will deliver to the Board or its designee any and all materials in his possession relating to and within the scope of the current or projected business of GGC and ProGold, including, but not limited to, all the items listed above.

8.                                       Releases.  Executive hereby releases GGC, and its respective affiliates, employees, directors, shareholders, officers, agents, insurers and indemnitors from certain claims and causes of action, known or unknown, described below, which he may have against them.  This release does not include any claims which arise after Executive signs this Agreement.  The claims and causes of action which Executive is releasing hereunder include all compensation, benefit, commission and contract claims, defamation, emotional distress and other employment related tort claims except workers compensation; all claims under any federal, state or local statute, regulation or case law for discrimination claims under the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Minnesota Human Rights Act and Title VII of the Civil Rights Act of 1964.  Executive has twenty-one (21) days to consider this release before he signs this Agreement and he has fifteen (15) days after he signs it to rescind this release.  If Executive rescinds his release of his claims under this paragraph, he will thereby be rescinding this Agreement in its entirety and will have no rights to any benefits hereunder.  If Executive desires to rescind his release hereunder, he must deliver written notice of rescission, by mail or in person, to the Chairman of the Board at the address on file with GGC within fifteen (15) days after he signs this Agreement.  If Executive mails his rescission to the Chairman, he shall send it by certified mail, return receipt requested.  Executive is hereby advised that he has the right to consult with his own legal counsel regarding his rights hereunder.

9.                                       Remedies.  Each party consents that, in the case of any violation or threatened violation of this Agreement, the other party may secure injunctive relief, without bond but upon due notice, in addition to any other relief available to it.  In the event either party is found to have violated this Agreement, said party understands and agrees that it will be liable to the other party for reasonable attorney’s fees and costs incurred in litigation to enforce this Agreement.  No waiver of any violation of this Agreement shall be implied from any failure by either party to take action under this paragraph.

10.                                 Severability; Governing Law; Assignment.  If for any reason a court of competent jurisdiction determines any provision of this Agreement to be unenforceable as written, the parties expressly grant the court authority to modify this provision and to enforce this provision to the maximum extent possible.  The parties further agree that this Agreement shall be governed and construed under North Dakota law, without regard to that body of law commonly known as “conflict of laws”.  Any dispute arising out of or relating to this Agreement shall be heard by a state or federal court sitting in Fargo, North Dakota, and Executive consents to the personal jurisdiction of both such courts.

Executive agrees that his obligations under this Agreement shall be binding on his heirs, assigns and his legal representatives and that these obligations are enforceable with respect to the affiliates, successors and assigns of GGC, any person or entity which purchases substantially all of the assets of GGC.

11.                                 Integration Clause.  This Agreement is being entered into substantially contemporaneously with the commencement of Executive’s employment by GGC and constitutes the complete agreement of the parties, superseding any and all prior written or oral agreements or understandings between it and between Executive.  Further amendment hereto or expansion or revision to Executive’s terms of employment must be reflected in a writing executed by the parties hereto.

12.                                 Survival.  The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive’s employment hereunder or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the Executive’s termination of employment hereunder or the termination of this Agreement, respectively.

SIGNED this Twenty-Second Day of December, 2010, at Fargo, North Dakota.

EFFECTIVE January 1, 2011.

/s/ Mark C. Dillon
Mark C. Dillon

Golden Growers Cooperative

By:	/s/ Jason Medhaug
Jason Medhaug

Its:	Chairperson